Exhibit 99.1

Frontdoor Announces Second-Quarter 2021 Revenue Increase of 11 Percent to $462 Million

MEMPHIS, TENN. — August 4, 2021 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced second-quarter 2021 results.

Financial Results
	Three Months Ended
	June 30,
$ millions (except as noted)	2021	2020	Change
Revenue	$462	$417	11%
Gross Profit	242	218	11%
Net Income	40	49	(17)%
Diluted Earnings per Share	0.47	0.57	(18)%
Adjusted Net Income(1)	65	56	16%
Adjusted Diluted Earnings per Share(1)	0.76	0.66	15%
Adjusted EBITDA(1)	114	100	14%
Home Service Plans (number in millions)	2.24	2.18	3%

Second-Quarter 2021 Summary

•	Revenue increased 11 percent to $462 million

•	Gross profit margin of 52 percent

•	Net income of $40 million; includes debt extinguishment costs of $30 million

•	Adjusted EBITDA of $114 million; reflects lower than anticipated service request volume and cost management initiatives

•	Revenue growth impacted by tight existing home sales market; responding by increasing focus on home buyers and incremental investment in the direct-to-consumer channel

•	ProConnect on target to deliver $20 million of revenue in 2021; Streem expanding technology utilization across core home service plan business and adding new customers

•	Completed debt refinancing; lowered gross debt by approximately $350 million in the first half of 2021 and expect to reduce annual cash interest expense by approximately $30 million compared to 2020

Updated Full-Year 2021 Outlook

•	Revenue range of $1.60 billion to $1.62 billion

•	Gross profit margin range of 48 to 49 percent

•	Adjusted EBITDA(2) range of $280 million to $300 million

“We are increasing the trajectory of our revenue growth, expanding automation, improving customer retention processes and aggressively building our portfolio,” said Chief Executive Officer Rex Tibbens. “While we are seeing some challenges in our real estate channel, we are still expecting total revenue growth of 9 percent to 10 percent in 2021 - the highest rate since becoming a stand-alone company. Frontdoor has a solid business model and we expect to improve our growth trajectory heading into next year as a result of solid direct-to-consumer performance and as our customer retention efforts take hold.”

“Frontdoor delivered strong second quarter financial results,” said Chief Financial Officer Brian Turcotte. “We exceeded our earlier expectations for Adjusted EBITDA in the quarter, primarily due to a lower than anticipated level of service requests and execution of cost management initiatives. Our full-year Adjusted EBITDA outlook reflects continued challenges in the real estate channel and incremental marketing investments in the direct-to-consumer channel that are largely offset by the continued benefit of lower levels of service requests and cost management efforts.”

Second-Quarter 2021 Results

Revenue by Major Customer Channel
	Three Months Ended
	June 30,
$ millions	2021	2020	Change
Renewals	$316	$289	9%
Real estate (First-Year)	77	74	4%
Direct-to-consumer (First-Year)	57	51	12%
Other	13	3	*

Total	$462	$417	11%

*	not meaningful

Second-quarter 2021 revenue increased 11 percent compared to the prior year period. Renewal revenue increased nine percent due to improved price realization and growth in the number of renewed home service plans. First-year real estate revenue increased four percent mainly due to improved price realization. Additionally, the tight existing home sales market continues to constrain demand for home service plans in this channel. First-year direct-to-consumer revenue increased 12 percent, primarily due to growth in the number of home service plans as a result of increased marketing investments. Other revenue increased $10 million, primarily as a result of ProConnect and Streem growth.

Second-quarter 2021 net income was $40 million, or diluted earnings per share of $0.47. Net income declined $8 million from the prior year period, primarily due to a $30 million loss on extinguishment of debt from the refinancing activities, which was mostly offset by the favorable operating results described below, as well as a $3 million decrease in the provision for income taxes as a result of lower income before income taxes.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended June 30, 2020	$100
Impact of change in revenue(3)	31
Contract claims costs	(6)
Sales and marketing costs	(4)
Customer service costs	(3)
General and administrative costs	(3)
Other	(1)

Three Months Ended June 30, 2021	$114

Second-quarter 2021 Adjusted EBITDA of $114 million was $14 million higher than the prior year period. The $31 million of higher revenue conversion(3) was partly offset by:

•	$6 million of higher contract claims costs in second-quarter 2021 versus the prior year period, excluding the impact of claims costs related to the change in revenue;

•	$4 million of increased sales and marketing costs, primarily due to investments to drive growth in the direct-to-consumer channel, ProConnect and Streem;

•	$3 million of higher customer service costs due to investments in customer retention initiatives and customer growth; and

•	$3 million of higher general and administrative costs, including increased personnel expense and investments in technology.

The $6 million increase in contract claims costs compared to the prior year period was a result of unfavorable cost trends due to industry-wide parts and equipment availability challenges and inflation, partly offset by a lower number of service requests as the COVID-19 pandemic trends from 2020 begin to moderate. Continuing cost pressure is primarily a result of appliance parts availability challenges that contributed to higher replacements due to a tight global supply chain, partially offset by process improvement benefits.

Cash Flow

	Six Months Ended
	June 30,
$ millions	2021	2020
Net cash provided from (used for):
Operating Activities	$119	$140
Investing Activities	(15)	(19)
Financing Activities	(378)	(4)

Cash (decrease) increase during the period	$(274)	$118

Net cash provided from operating activities was $119 million for the six months ended June 30, 2021, $21 million lower than the prior year period as unfavorable changes in working capital were partially offset by higher earnings adjusted for non-cash charges.

Net cash used for investing activities was $15 million for the six months ended June 30, 2021, compared to $19 million for the prior year period. The change was primarily due to a decrease in capital expenditures.

Net cash used for financing activities was $378 million for the six months ended June 30, 2021, compared to $4 million for the prior year period. The change was almost entirely due to a reduction in gross debt in the first half of the year.

Free Cash Flow was $104 million for the six months ended June 30, 2021, compared to $122 million for the prior year period.

Cash at June 30, 2021 was $323 million and included restricted net assets of $173 million and Unrestricted Cash of $150 million.

Available liquidity was $398 million at June 30, 2021, consisting of Unrestricted Cash and $248 million of available borrowing capacity under the revolving credit facility.

Third-Quarter 2021 Outlook

•	Revenue is anticipated to range from $470 million to $480 million, compared to $440 million in the prior year period.

•

Adjusted EBITDA(2) is anticipated to range from $95 million to $105 million, compared to $91 million in the prior year period. Adjusted EBITDA(2) reflects improved revenue growth, higher costs and inflation, and additional investments in marketing and customer service.

Updated Full-Year 2021 Outlook

•	Revenue range updated to $1.60 billion to $1.62 billion.

•	Gross margin range updated to 48 to 49 percent.

•	Continue to target Adjusted EBITDA(2) range of $280 million and $300 million.

•	Capital expenditures range updated to $30 million and $40 million.

•	Continue to target annual effective tax rate of approximately 25 percent.

Second-Quarter 2021 Earnings Conference Call

Frontdoor has scheduled a conference call today, August 4, 2021, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for second-quarter 2021 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-750-4895 (or international participants, 1-412-317-5291). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-877-344-7529 and enter conference ID 10158327 (international participants: 1-412-317-0088, conference ID 10158327).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,500 pre-qualified contractor firms that employ an estimated 62,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; changes in the source and intensity of competition in our market; weakening general economic conditions; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; weather conditions and seasonality; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; special risks applicable to operations outside the United States by us or our business process outsource providers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; increases in parts, appliance and home system prices, and other operating costs; our ability to protect our intellectual property and other material proprietary rights; and the effects of our substantial indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2020 Annual Report on Form 10-K filed with the SEC as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2021 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: frontdoor™, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect™, Streem® and the Frontdoor logo.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking third-quarter and full-year 2021 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

Frontdoor, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$462	$417	$791	$711
Cost of services rendered	221	200	402	347

Gross Profit	242	218	390	364
Selling and administrative expenses	136	125	254	229
Depreciation and amortization expense	9	10	19	18
Restructuring charges	1	1	2	4
Interest expense	12	14	25	29
Interest and net investment (income) loss	—	3	(1)	1
Loss on extinguishment of debt	30	—	31	—

Income before Income Taxes	54	65	60	83
Provision for income taxes	14	17	15	21

Net Income	$40	$49	$45	$62

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain (loss) on derivative instruments	—	(1)	7	(16)

Total Comprehensive Income	$41	$48	$53	$45

Earnings per Share:
Basic	$0.47	$0.57	$0.53	$0.73

Diluted	$0.47	$0.57	$0.53	$0.72

Weighted-average Common Shares Outstanding:
Basic	85.5	85.2	85.5	85.2
Diluted	86.0	85.5	86.0	85.4

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	June 30,	December 31,
	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$323	$597
Receivables, less allowance of $2 in each period	5	5
Contract asset	4	—
Prepaid expenses and other assets	24	24

Total Current Assets	356	626

Other Assets:
Property and equipment, net	62	60
Goodwill	512	512
Intangible assets, net	164	170
Operating lease right-of-use assets	19	15
Deferred customer acquisition costs	18	19
Other assets	5	3

Total Assets	$1,135	$1,405

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$82	$55
Accrued liabilities:
Payroll and related expenses	17	23
Home service plan claims	110	90
Interest payable	—	9
Other	35	32
Deferred revenue	162	187
Current portion of long-term debt	17	7

Total Current Liabilities	424	403

Long-Term Debt	616	968
Other Long-Term Liabilities:
Deferred taxes	41	38
Operating lease liabilities	22	18
Other long-term obligations	31	40

Total Other Long-Term Liabilities	93	96

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,741,842 shares issued and 85,740,910 shares outstanding at June 30, 2021 and 85,477,779 shares issued and outstanding at December 31, 2020	1	1
Additional paid-in capital	57	46
Accumulated deficit	(30)	(75)
Accumulated other comprehensive loss	(26)	(33)

Total Equity (Deficit)	3	(61)

Total Liabilities and Shareholders’ Equity	$1,135	$1,405

Frontdoor, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2021	2020
Cash and Cash Equivalents at Beginning of Period	$597	$428
Cash Flows from Operating Activities:
Net Income	45	62
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	19	18
Deferred income tax provision	—	1
Stock-based compensation expense	13	8
Restructuring charges	2	4
Payments for restructuring charges	(1)	(3)
Loss on extinguishment of debt	31	—
Other	3	4
Change in working capital, net of acquisitions:
Receivables	—	2
Prepaid expenses and other current assets	(4)	(1)
Accounts payable	27	26
Deferred revenue	(25)	(15)
Accrued liabilities	14	30
Accrued interest payable	(9)	—
Current income taxes	5	4

Net Cash Provided from Operating Activities	119	140

Cash Flows from Investing Activities:
Purchases of property and equipment	(15)	(18)
Business acquisitions, net of cash received	—	(5)
Purchases of available-for-sale securities	—	(2)
Sales and maturities of available-for-sale securities	—	7

Net Cash Used for Investing Activities	(15)	(19)

Cash Flows from Financing Activities:
Borrowings of debt	640	—
Payments of debt	(985)	(3)
Discount paid on issuance of debt	(2)	—
Debt issuance cost paid	(8)	—
Call premium paid on retired debt	(21)	—
Other financing activities	(2)	(1)

Net Cash Used for Financing Activities	(378)	(4)

Cash (Decrease) Increase During the Period	(274)	118

Cash and Cash Equivalents at End of Period	$323	$545

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2021	2020	2021	2020
Net Income	$40	$49	$45	$62
Amortization expense	3	4	6	7
Restructuring charges	1	1	2	4
Loss on extinguishment of debt	30	—	31	—
Other non-operating expenses(1)	—	5	—	5
Tax impact of adjustments	(9)	(2)	(10)	(4)

Adjusted Net Income	$65	$56	$74	$74

Adjusted Earnings per Share:
Basic	$0.76	$0.66	$0.87	$0.87
Diluted	$0.76	$0.66	$0.86	$0.87
Weighted-average common shares outstanding:
Basic	85.5	85.2	85.5	85.2
Diluted	86.0	85.5	86.0	85.4

(1)

Other non-operating expenses for the three and six months ended June 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of less than $1 million. For the three and six months ended June 30, 2021, such charges were less than $1 million.

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2021	2020	2021	2020
Net Cash Provided from Operating Activities	$67	$80	$119	$140
Property Additions	(8)	(11)	(15)	(18)

Free Cash Flow	$59	$70	$104	$122

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Net Income	$40	$49	$45	$62
Depreciation and amortization expense	9	10	19	18
Restructuring charges	1	1	2	4
Provision for income taxes	14	17	15	21
Non-cash stock-based compensation expense	8	5	13	8
Interest expense	12	14	25	29
Loss on extinguishment of debt	30	—	31	—
Other non-operating expenses(1)	—	5	—	5

Adjusted EBITDA	$114	$100	$150	$147

(1)

Other non-operating expenses for the three and six months ended June 30, 2020 includes (a) a loss on investment of $3 million, (b) incremental direct costs related to COVID-19 of $1 million, which were temporary in nature and primarily related to incremental health and childcare benefits for our employees and hoteling costs related to our offshore business process outsourcers and (c) acquisition-related transaction costs of less than $1 million. For the three and six months ended June 30, 2021, such charges were less than $1 million.

Key Business Metrics

	As of June 30,
	2021	2020
Number of home service plans (in millions)	2.24	2.18
Growth in number of home service plans	3%	3%
Customer retention rate(1)	75%	75%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.